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                                                                    EXHIBIT 99.1

[TOWER AUTOMOTIVE LOGO]


                                                                            NEWS

TOWER AUTOMOTIVE ANNOUNCES PROPOSED OFFERING
OF CONVERTIBLE SENIOR DEBENTURES

NOVI, MICHIGAN, May 4, 2004 -- Tower Automotive, Inc. (NYSE: "TWR") today announced its intention to offer in the near future $110.0 million principal amount of convertible senior debentures due 2024. The company would grant to the initial purchasers an option to purchase an additional $15.0 million principal amount of the debentures within 30 days after the offering.

         If the offering is consummated, it is anticipated that Tower will use the net proceeds of the offering along with borrowings under Tower's new senior credit facilities to repay the existing senior credit facilities, call the existing $200.0 million 5.0% Convertible Subordinated Notes due August 1, 2004, pay related fees and expenses, and for general corporate purposes.

         The debentures and the shares of common stock issuable upon conversion of the debentures have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933 and applicable state securities laws. Any offers of the debentures will be made exclusively by means of a private offering memorandum.

         This press release shall not constitute an offer to sell or a solicitation of an offer to buy the debentures or any shares of Tower common stock, nor shall there be any sale of the debentures in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

         Tower Automotive Inc., is a global designer and producer of vehicle structural components and assemblies used by every major vehicle manufacturer, including BMW, DaimlerChrysler, Fiat, Ford, General Motors, Honda, Hyundai/Kia, Nissan, Toyota and Volkswagen Group. Products include body structures and assemblies, lower vehicle frames and structures, chassis modules and systems, and suspension components. The company is based in Novi, Michigan. Additional company information is available at www.towerautomotive.com.

                                      # # #

 CONTACTS:
Media Inquiries                            Investor Inquiries
Bev Pierce    616-802-1630                 Tom Kerns         248-675-6359


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This press release contains forward-looking statements relating to future results of the company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, general economic condition in the markets in which Tower operates, and other risks detailed from time to time in the company's Securities and Exchange Commission filings.


                                                               May 4, 2004

TOWER AUTOMOTIVE
27175 HAGGERTY ROAD
NOVI, MI  48377